THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

GOOD HARBOR PARTNERS ACQUISITION CORP.
Convertible Promissory Note

Due February 28, 2009
New York, New York
June 13, 2008	$60,000.00

For value received, GOOD HARBOR PARTNERS ACQUISITION CORP., a Delaware corporation (the “Maker”), hereby promises to pay to the order of Ralph S. Sheridan, an individual with an address 79 Byron Road, Weston, MA 02493, together with his successors, representatives, and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of Sixty Thousand Dollars ($60,000.00) without interest until paid or converted in accordance with the terms hereof, payable on the Maturity Date (as defined below). In no event shall the Maker have the right to pre-pay this Note without the prior approval of the Holder.

All payments of principal made in accordance with this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other address as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A. The outstanding principal balance of this Note shall be due and payable on February 28, 2009 (the “Maturity Date”) or at such earlier time as provided herein.

ARTICLE I

GENERAL

Section 1.1 Interest. Interest shall not accrue under this Note unless an Event of Default shall occur whereupon interest shall accrue from the date of such Event of Default (as defined in Section 2.1 hereof) until such Event of Default is cured at the rate of eight percent (8%) per annum on the basis of a 360-day year.

Section 1.2 Days. Whenever any payment to be made hereunder shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

Section 1.3 Replacement. Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof) and a standard indemnity, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

Section 1.4 Other Notes. The Maker may be executing one or more notes that are similar to this Note within ninety (90) days of the date hereof, in connection with additional investments by investors to the Maker. Such other notes are individually and collectively referred to herein as the “Other Notes.”

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

Section 2.1 Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a) the Maker shall fail to make payment of the principal amount of this Note when due; or

(b) the Maker’s notice to the Holder, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with proper requests for conversion of this Note into shares of the Maker’s Common Stock, par value $.0001 per share (the “Common Stock”); or

(c) the Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(d) a proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker and shall continue undismissed, or unstayed and in effect for a period of thirty (30) days; or

(e) a default or event of default under any of the Other Notes.

Section 2.2 Remedies Upon An Event of Default. If an Event of Default shall have occurred and was not cured within ten (10) days of the Maker’s receipt of written notice of default from the Holder, the Holder of this Note may at any time at its option, declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE III

CONVERSION; ANTIDILUTION; PREPAYMENT

Section 3.1 Conversion Option. Upon written notice and prior to the payment in full of the principal balance of this Note, at any time or times on or after the date of issuance and prior to the payment in full of the principal balance of this Note, the then unpaid principal amount of this Note shall be convertible (in whole or in part), at the option of the Holder into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) that portion of the outstanding principal balance under this Note as of such date that the Holder elects to convert by (y) the Conversion Price (as defined in Section 3.2 hereof) then in effect on the date on which the Holder provides a notice of conversion (the “Conversion Notice”), duly executed, to the Maker (the “Conversion Date”), provided, however, that the Conversion Price shall be subject to adjustment as described in Section 3.4 of this Note. The Holder shall deliver this Note to the Maker at the address first set forth in this Note or at such other place as the Maker may designate from time to time in writing to the Holder (“Notices”) at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of each Conversion Date. The right and option of the Holder to convert the unpaid principal amount of this Note into Common Stock shall terminate upon the payment (or prepayment) by the Maker of all amounts owing under this Note. Upon any conversion of this Note pursuant to this Article III, the Holder shall surrender this Note, duly endorsed, together with a written notice of election to convert, at the principal offices of the Maker or any transfer agent for the Maker. Upon any conversion of the entire principal amount of this Note, the Maker will be forever released from all of its obligations and liabilities under this Note with regard to the entire principal amount, including, without limitation, the obligation to pay such principal amount.

Section 3.2 Conversion Price. The term “Conversion Price” shall mean $0.05, subject to adjustment under Section 3.4 hereof.

Section 3.3 Mechanics of Conversion. Not later than three (3) Trading Days after any Conversion Date (the “Delivery Date”), the Maker shall deliver to the Holder by express courier a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of all or part of this Note. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the Holder by the Delivery Date, the Holder shall be entitled by written notice to the Maker at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Maker shall immediately return this Note tendered for conversion (if so tendered), whereupon the Maker and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation.

Section 3.4 Adjustment of Conversion Price.

(a) The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Adjustments for Subdivisions, Common Stock Dividends, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided or increased, by stock split or stock dividend, into a greater number of shares of Common Stock, the Conversion Price then in effect shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification, reverse stock split, redemption or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Common Stock issuable upon conversion of this Note shall be convertible into, in lieu of the number of shares of Common Stock which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the Holder upon conversion of this Note immediately before that change.

(iii) Adjustments for Merger, Sale, Lease or Conveyance. In the event of any consolidation with or merger of the Maker with or into another entity, or in case of any sale, lease or conveyance to another person or entity of the assets of the Maker as an entirety or substantially as an entirety, the Common Stock issuable upon conversion of this Note shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of this Note would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of this Note.

(iv) Other Provisions Applicable to Adjustment Under this Section. The following provisions will be applicable to the adjustments in Conversion Price as provided in this Section 3.4:

(1) The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Maker.

(2) In case the Maker shall take any action affecting the outstanding number of shares of Common Stock other than an action described in any of the foregoing subsections above, inclusive, which would have an inequitable effect on the Holder, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Maker on the advice of the Maker’s independent public accountants may in good faith determine to be equitable in the circumstances.

(3) No adjustment of the Conversion Price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment with respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

(4) The Conversion Price shall not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(v) Adjustments for Sale of Securities. If the Company or any subsidiary thereof, as applicable, at any time while this Debenture is outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of Common Stock (“Common Stock Equivalents”) entitling any Person to acquire shares of Common Stock, at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, at the sole option of the Holder, the Conversion Price shall be adjusted to mirror the conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder in writing, no later than one (1) business day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms. No adjustment under this Section shall be made as a result of issuances of Excluded Securities.

“Excluded Securities” shall mean shares of Common Stock or Common Stock Equivalents issued or issuable at any time after the date hereof pursuant to the following:

(1) to the Company’s employees, consultants, officers, advisors or directors directly (or pursuant to the exercise of stock options or other convertible securities) or pursuant to any stock purchase or stock option plan or other arrangement approved by the Company’s Board of Directors;

(2) in connection with the acquisition of another business entity by the Company by merger or purchase of all or substantially all of the assets or equity securities of such other entity, approved by the Company’s Board of Directors;

(3) to a bank or other financial institution, lessors or vendors in connection with the provision of credit or services to the Company, equipment financings or similar transactions (directly or pursuant to the exercise of options or convertible securities) approved by the Company’s Board of Directors; and

(4) securities issued upon the exchange, exercise or conversion of presently outstanding securities which are directly or indirectly, convertible into, exercisable for or exchangeable for shares of Common Stock.

(b) Record Date. In the event that the Maker shall propose at any time:

(i) to declare any dividend or distribution (other than by purchase of Common Stock of employees, officers and directors pursuant to the termination of such persons or pursuant to the Maker’s exercise of rights of first refusal with respect to Common Stock held by such persons) of its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its shares of Common Stock outstanding involving a change in the Common Stock; or

(iii) to merge or consolidate with or into any other entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Maker shall send to the Holder:

(1) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) and (ii) above; and

(2) in the case of the matters referred to in (ii) and (iii) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the Holder at the address first set forth above. Any such action shall at all times be subject to the voting rights and other rights, preferences and privileges of the Holder set forth herein.

(c) No Impairment. The Maker shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker but will at all times in good faith assist in carrying out all the provisions of this Section 3.4 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.

(d) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this section, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment in accordance with the terms hereof and showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon the written request at any time of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of this Note.

(e) Issue Taxes. The Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Maker shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid Price of the Common Stock into which this Note is convertible for the five (5) consecutive Trading Days immediately preceding the Conversion Date. The term “Closing Bid Price” shall mean, on any particular date (i) the last closing bid price per share of the Common Stock on such date on the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on the OTC Bulletin Board or any registered national stock exchange, the last trading price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Holder, or (iv) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as reasonably determined by the Maker and reasonably acceptable to the Holder.

(g) Reservation of Common Stock.

(i) The Maker shall reserve for issuance such number of shares of Common Stock issuable upon the conversion of this Note. In the event that at any time when this Note shall be outstanding the Maker shall not have sufficient authorized but unissued shares of Common Stock for the purpose of effecting the conversion of all amounts outstanding under this Note, it shall take all action necessary to increase the number of its authorized shares of Common Stock until such time as the Maker’s Certificate of Incorporation shall have been amended to increase the number of authorized shares of Common Stock to such number as would, at a minimum, permit the reservation by the Maker of sufficient shares to allow conversion of all amounts outstanding under this Note as provided herein. The inability of the Maker to reserve the required number of shares of Common Stock required by this Section 3.4(g) shall have no impact on the rank, rights, preferences and privileges of the Common Stock, all of which shall be interpreted and applied as if the Maker had sufficient shares of Common Stock authorized but unissued to effect any conversion. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of this Note or which would cause the effective purchase price for the Common Stock to be less than the par value of the shares of Common Stock, the Maker shall take any and all corporate action which may, in the opinion of its counsel, be necessary in order that the Maker may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Price or effective purchase price, as the case may be.

(h) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of this Note require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 3.5 No Rights as Shareholder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. Unless otherwise provided, notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be given in writing and shall be deemed effective (a) upon hand delivery, telecopy or facsimile transmission to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as such party may designate by written notice to the other party (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur, or (c) upon the fifth business day after deposit with the United States Post Office, postage prepaid.

Section 4.2 Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York to jurisdiction, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

Section 4.3 Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose and are not to be considered in construing or interpreting this Note.

Section 4.4 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 4.5 Enforcement Expenses. The Maker agrees to pay immediately upon request and without any need of any approvals or determinations of any kind all reasonable costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

Section 4.6 Binding Effect. The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and permitted assigns of each such party.

Section 4.7 Amendments. This Note may not be modified or amended in any manner except in writing executed by the Maker and the Holder.

Section 4.8 Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note except in compliance with all applicable securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

Section 4.9 Governing Law and Consent to Jurisdiction. This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to principles governing conflicts of laws. Each of the Maker and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Maker and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices in Section 4.1 (“Notices”) and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 4.9 shall affect or limit any right to serve process in any other manner permitted by law. Each of the Maker and the Holder hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Note shall be entitled to reimbursement for reasonable legal fees and expenses from the non-prevailing party.

Section 4.10 Parties in Interest. This Note shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns.

Section 4.11 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. The observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Maker and the Holder. Any waiver effected in accordance with this Section 4.11 shall be binding upon the Holder of this Note, each future holder of all such securities, and the Maker.

Section 4.12 Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(a) No delay or omission on the part of the Holder in exercising any right under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any delay, omission or waiver of the Holder of any such right or rights on any one occasion be deemed a bar to or a waiver of the same right or any other right on any other occasion.

(b) THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

Section 4.13 Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board, or (b) if the Common Stock is not traded on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

Section 4.14 Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.

Section 4.15 Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note, and the remaining provisions of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with their terms, with the effect of the excluded provision being taken into consideration and the remaining terms construed in accordance with the intent of this Note.

IN WITNESS WHEREOF, this Note is executed and delivered by the duly authorized and empowered officer of the Maker as of the date first written above.

GOOD HARBOR PARTNERS ACQUISITION CORP.

By:	/s/ Thomas J. Colatosti
Thomas J. Colatosti
President and Treasurer

EXHIBIT A

WIRE INSTRUCTIONS

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Note No. ___ into shares of Common Stock of Good Harbor Partners Acquisition Corp. (the “Maker”) according to the conditions hereof, as of the date written below.

Date of Conversion______________________________________________________

Applicable Conversion Price_______________________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:_________________________________________________________

Signature_____________________________________________________________
[Name]

Address:_____________________________________________________________
_____________________________________________________________